MEMORANDUM

TO:	VALIC Company II

FROM:	The Variable Annuity Life Insurance Company (“VALIC”)

RE:	Expense Limitation Agreement

DATE:	August 1-2, 2016

The parties to this Agreement hereby agree and confirm that VALIC agrees to waive its fees and/or reimburse expenses to the extent necessary so that each series Total Annual Fund Operating Expenses After Expense Reimbursement (as set forth in its prospectus) do not exceed the amounts shown below.1 The Expense limitations shown below are net of any expense reduction realized through the use of directed brokerage commissions and will be in effect from January 1, 2017, through December 31, 2017.

Series Name	Total Annual Fund Operating Expenses After Expense Reimbursement[2]
Aggressive Growth Lifestyle Fund	0.10%
Capital Appreciation Fund	0.85%
Conservative Growth Lifestyle Fund	0.10%
Core Bond Fund	0.77%
High Yield Bond Fund	0.96%
International Opportunities Fund	1.00%
Large Cap Value Fund	0.81%
Mid Cap Growth Fund	0.85%
Mid Cap Value Fund	1.05%
Moderate Growth Lifestyle Fund	0.10%
Money Market II Fund	0.55%
Small Cap Growth Fund	1.16%
Small Cap Value Fund	0.95%
Socially Responsible Fund	0.56%
Strategic Bond Fund	0.89%

[SIGNATURE PAGE TO FOLLOW]

1 Expenses shall not include extraordinary expenses (i.e., expenses that are unusual in nature and/or infrequent in occurrence, such as litigation), or acquired fund fees and expenses, brokerage commissions and other transactional expenses relating to the purchase and sale of portfolio securities, interest, taxes and governmental fees, and other expenses not incurred in the ordinary course of a series’ business.

2 Expressed as a percentage of average annual net assets.

The Variable Annuity Life Insurance Company

By:	/s/ Eric S. Levy
Eric S. Levy, Executive Vice President

VALIC Company II

By:	/s/ Gregory Kingston
Gregory Kingston, Treasurer and Principal Financial Officer